Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Net earnings per share of $0.21 include $1.18 per share loss on sale of long-term care insurance business

•	Core net operating earnings $1.25 per share, up 25% from the comparable 2014 period

Cincinnati, Ohio – April 27, 2015 – American Financial Group, Inc. (NYSE: AFG) today reported 2015 first quarter net earnings attributable to shareholders of $19 million ($0.21 per share) compared to $103 million ($1.13 per share) for the 2014 first quarter. As previously announced, AFG’s 2015 first quarter results include an after-tax loss of $105 million ($1.18 per share) related to the pending sale of its run-off long-term care insurance business. Net earnings for the quarter also include $12 million ($0.14 per share) in after-tax net realized gains, compared to $12 million ($0.13 per share) in the prior year period. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, decreased by $0.21 to $48.55 per share during the quarter.

Core net operating earnings were $112 million ($1.25 per share) for the 2015 first quarter, compared to $91 million ($1.00 per share) in the 2014 first quarter. Higher underwriting profit and net investment income in our Specialty Property and Casualty (“P&C”) insurance operations and higher operating earnings in our Annuity and Run-off Long-Term Care and Life segments contributed to these results. Core net operating earnings for the first quarters of 2015 and 2014 generated annualized returns on equity of 10.8% and 9.1%, respectively.

During the first quarter of 2015, AFG repurchased 516,276 shares of common stock at an average price per share of $59.32.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended March 31,
	2015	2014
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$112	$91
Non-Core Items:
Realized gains on securities	12	12
Loss on sale of subsidiaries	(105)	—

Net earnings attributable to shareholders	$19	$103

Components of Earnings Per Share:
Core net operating earnings(a)	$1.25	$1.00
Non-Core Items:
Realized gains on securities	0.14	0.13
Loss on sale of subsidiaries	(1.18)	—

Diluted Earnings Per Share	$0.21	$1.13

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “Continued focused execution within our specialty insurance businesses, excellent investment management and intelligent deployment of capital enabled us to achieve year-over-year growth of 25% in AFG’s core net operating earnings per share during the first quarter of 2015. Our insurance professionals continue to be disciplined with pricing and opportunistic in growing our portfolio of niche businesses.

“As of March 31, 2015, AFG had approximately $790 million of excess capital (including parent company cash of approximately $270 million). On April 14, 2015, we announced that AFG had reached a definitive agreement to sell its Run-off Long-Term Care Insurance business to HC2 Holdings, Inc. The sale of this business is expected to produce a cash tax benefit between $95 and $105 million, and is expected to provide approximately $105 to $115 million in proceeds, including the cash tax benefit, generating approximately $80 to $90 million in excess capital. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. We will also make opportunistic share repurchases when it makes sense to do so and return capital to shareholders through dividends.

“Based on results for the first three months of the year, we continue to expect core net operating earnings in 2015 to be between $5.10 and $5.50 per share. Our core earnings per share guidance excludes non-core items such as the loss on the sale of AFG’s run-off long-term care insurance business, other realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated an underwriting profit of $60 million in the 2015 first quarter, compared to $59 million in the first quarter of 2014. Higher underwriting profit in our Specialty Financial and Property and Transportation Groups was partially offset by lower profitability in our Specialty Casualty Group.

The first quarter 2015 combined operating ratio of 93.6% includes 0.8 points of favorable prior year reserve development, compared to 4.2 points of favorable development in the comparable prior year period. First quarter results in 2015 include 0.6 points in catastrophe losses, compared to 1.6 points in the first quarter of 2014.

Gross and net written premiums were up 17% and 23%, respectively, in the 2015 first quarter compared to the same quarter a year earlier. The 2015 results include premiums from Summit, AFG’s specialty workers’ compensation subsidiary, which was acquired on April 1, 2014. Excluding Summit premiums, gross and net written premiums for the 2015 first quarter grew by 4% and 6%, respectively, year-over-year. Further details about AFG’s specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $7 million in the first quarter of 2015 compared to $6 million in the first quarter of 2014. Higher underwriting profitability in our agricultural and inland marine operations was partially offset by higher adverse prior year reserve development in our ocean marine and transportation businesses. Catastrophe losses in this group were $4 million in the first quarter of 2015, primarily as a result of winter storms in the month of February, compared to $9 million in the 2014 first quarter.

Gross and net written premiums were flat and up 1%, respectively, during the first quarter of 2015. A heightened focus on disciplined pricing and underwriting resulted in lower gross and net written premiums in our National Interstate subsidiary, which were offset by modest growth in many of the other businesses in this group.

The Specialty Casualty Group reported an underwriting profit of $28 million in the first quarter of 2015, compared to $38 million in the first quarter of 2014, reflecting higher underwriting profit in our workers’ compensation and social services businesses, which was offset by lower profitability in our general liability and international business and lower favorable prior year reserve development in our excess and surplus and executive liability businesses.

Gross and net written premiums for the first quarter of 2015 were up 35% and 51%, respectively, compared to the same period in 2014. The 2015 results include premiums from Summit; excluding these premiums, gross and net written premiums grew by 9% and 12%, respectively, year over year. While most of the businesses in this group reported growth, our workers’ compensation, excess and surplus lines and targeted markets businesses were primary drivers of the higher premiums. Broadening opportunities to write business and additional premium flow from start-up businesses were contributing factors. Pricing was flat in this group for the quarter.

The Specialty Financial Group reported an underwriting profit of $22 million in the first quarter of 2015, compared to $10 million in the comparable 2014 period. The increase was driven by higher underwriting profitability in our fidelity / crime and financial institutions businesses and higher favorable prior year reserve development in our trade credit business. Nearly all businesses in this group continued to achieve excellent underwriting margins during 2015, with an overall combined operating ratio of 81.7% for the first quarter of 2015.

First quarter 2015 gross written premiums were down 3% and net written premiums were down 1% when compared to the prior year period, primarily as a result of lower premiums in our financial institutions business. Pricing in this group was up approximately 1% on average for the quarter.

Carl Lindner III noted, “Our Specialty P&C businesses produced strong underwriting profitability during the first quarter, and total P&C operating income was up about 20% year-over-year. I’m especially pleased with continued excellent underwriting results of the businesses within our Specialty Financial Group and the healthy underwriting profitability in our Specialty Casualty businesses. I’m also encouraged by the year over year improvement in underwriting results in our Property and Transportation Group. We achieved an average overall renewal rate increase of approximately 2% for the quarter, roughly in line with our fourth quarter results.

“Based on results during the first three months of the year, we continue to expect an overall 2015 calendar year combined ratio in the 92% to 94% range and estimate net written premium growth to be between 4% and 8%.”

Annuity Segment

AFG’s Annuity Segment contributed $75 million in core pretax operating earnings in the first quarter of 2015 compared to $73 million in the first quarter of 2014, an increase of $2 million or 3%. Earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) were up 5%, as detailed in the table below:

Components of Core Annuity Operating Earnings Before Income Taxes
In millions	Three months ended March 31,		Pct. Change
	2015	2014

Annuity earnings before fair value accounting for FIAs	$92	$88	5%
Impact of Fair Value Accounting for FIAs	(17)	(15)	nm

Core Pretax Annuity Operating Earnings	$75	$73	3%

Annuity Earnings Before Fair Value Accounting for FIAs

AFG’s 2015 earnings continued to benefit from growth in annuity assets. AFG’s quarterly average annuity investments and reserves grew approximately 12% and 13%, respectively, year-over-year; however, the impact of this growth was partially offset by the runoff of higher yielding investments. In addition, both periods benefited from stronger than usual investment results.

Impact of Fair Value Accounting for FIAs

Variances from expectations of certain items (such as projected interest rates, stock market growth, option costs and surrenders) have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings. In the first quarters of 2015 and 2014, lower than expected interest rates resulted in an unfavorable impact on earnings of $13 million and $12 million, respectively; these impacts are included within the “Impact of Fair Value Accounting” amounts shown in the table above.

See the accompanying schedules for information about spreads for AFG’s fixed annuity operations.

The Annuity segment reported statutory premiums of $813 million in the first quarter of 2015, compared to $967 million in the first quarter of 2014, a decrease of 16%. This year-over-year decrease, as well as the 16% sequential decline in premiums from the fourth quarter of 2014, was due primarily to lower sales of traditional fixed annuities in the financial institutions market and lower sales of FIAs in the retail channel. AFG attributes these decreases to new and sometimes aggressive competition in these markets, as well as the lower overall interest rate environment. The Company’s commitment to maintain pricing discipline remains steadfast in the current interest rate environment.

Craig Lindner stated, “I’m very pleased with our strong annuity earnings during the first quarter of 2015. These results demonstrate careful execution of our strategy, which is focused on a balance of disciplined pricing, consumer friendly product design, superior investment results and growing our business when we can achieve desired long-term returns. Based on the results through the first three months of 2015, assuming no significant change in interest rates or the stock market, we continue to expect full year 2015 core pretax annuity operating earnings will be flat compared to the $328 million reported for the full year of 2014. Significant changes in market interest rates and/or the stock market could lead to significant positive or negative impacts on the Annuity segment’s results. Based on information currently available, we now expect that premiums for the full year of 2015 will be approximately 5% to 10% lower than the $3.7 billion achieved for the full year in 2014.”

More information about premiums and the results of operations for our Annuity segment may be found in our Quarterly Investor Supplement, which is posted on our website.

Run-off Long-Term Care and Life Segment

AFG’s Run-off Long-term Care and Life segment reported core pretax operating earnings of $4 million in the first quarter of 2015 compared to a core pretax operating loss of $2 million in the comparable prior year period, reflecting primarily better claims experience.

As previously announced, AFG reached a definitive agreement to sell the legal entities containing all of its run-off long-term care insurance business to HC2 Holdings, Inc. for an initial payment of $7 million in cash and HC2 securities, subject to adjustment based on certain items, including operating results through the closing date. In addition, AFG may also receive up to $13 million of additional proceeds from HC2 in the future based on the release of certain statutory liabilities of the legal entities sold by AFG. In accordance with GAAP, AFG recorded its estimated non-core, after-tax loss on the sale of $105 million in its results for the first quarter of 2015.

The legal entities involved in the transaction, United Teacher Associates Insurance Company and Continental General Insurance Company, contain all of AFG’s long-term care insurance reserves. The transaction is expected to close in the third quarter of 2015, subject to customary conditions, including receipt of required regulatory approvals.

Investments

AFG recorded first quarter 2015 net realized gains on securities of $12 million after tax and after deferred acquisition costs (DAC), unchanged from realized gains reported in the comparable 2014 period. Unrealized gains on fixed maturities were $656 million after tax and after DAC at March 31, 2015, an increase of $52 million since year end. Our portfolio continues to be high quality, with 87% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

For the three months ended March 31, 2015, P&C net investment income was approximately 18% higher than the comparable 2014 period, reflecting the investment of cash received in connection with the Summit acquisition.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of over $45 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules or obtaining approvals incident to transactions); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2015 first quarter results at 11:00 a.m. (ET) tomorrow, Tuesday, April 28, 2015. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 22310772. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on May 5, 2015. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 22310772.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until May 5, 2015 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG15-07

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2015	2014
Revenues
P&C insurance net earned premiums	$946	$754
Life, accident & health net earned premiums	25	28
Net investment income	388	361
Realized gains (losses) on:
Securities	19	19
Subsidiaries	(162)	—
Income (loss) of managed investment entities:
Investment income	34	28
Gain (loss) on change in fair value of assets/liabilities	(3)	—
Other income	47	21

Total revenues	1,294	1,211

Costs and expenses
P&C insurance losses & expenses	889	696
Annuity, life, accident & health benefits & expenses	254	246
Interest charges on borrowed money	20	18
Expenses of managed investment entities	24	20
Other expenses	77	70

Total costs and expenses	1,264	1,050

Earnings before income taxes	30	161
Provision for income taxes(b)	5	54

Net earnings including noncontrolling interests	25	107

Less: Net earnings attributable to noncontrolling interests	6	4

Net earnings attributable to shareholders	$19	$103

Diluted Earnings per Common Share	$0.21	$1.13

Average number of diluted shares	89.4	91.6

Selected Balance Sheet Data:	March 31, 2015	December 31, 2014
Total cash and investments	$37,384	$36,210
Long-term debt	$1,061	$1,061
Shareholders’ equity(c)	$4,923	$4,879
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(c)	$4,267	$4,277
Book Value Per Share:
Excluding appropriated retained earnings	$56.01	$55.65
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$48.55	$48.76

Common Shares Outstanding	87.9	87.7

Footnotes (b) and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Pct. Change
	2015	2014

Gross written premiums	$1.196	$1,024	17%

Net written premiums	$926	$755	23%

Ratios (GAAP):
Loss & LAE ratio	60.8%	56.9%
Underwriting expense ratio	32.8%	35.3%

Specialty Combined Ratio	93.6%	92.2%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$376	$376	—%
Specialty Casualty	683	507	35%
Specialty Financial	137	141	(3%)

	$1,196	$1,024	17%

Net Written Premiums:
Property & Transportation	$288	$284	1%
Specialty Casualty	501	331	51%
Specialty Financial	115	116	(1%)
Other	22	24	(8%)

	$926	$755	23%

Combined Ratio (GAAP):
Property & Transportation	97.7%	98.1%
Specialty Casualty	94.2%	87.8%
Specialty Financial	81.7%	91.0%

Aggregate Specialty Group	93.6%	92.2%

	Three months ended March 31,
	2015	2014
Reserve Development (Favorable)/Adverse:
Property & Transportation	$3	$(4)
Specialty Casualty	—	(24)
Specialty Financial	(9)	(1)
Other	(1)	(3)

	$(7)	$(32)

Points on Combined Ratio:
Property & Transportation	1.1	(1.1)
Specialty Casualty	—	(7.7)
Specialty Financial	(7.3)	(0.7)

Aggregate Specialty Group	(0.8)	(4.2)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended March 31,		Pct. Change
	2015	2014

Annuity Premiums:
Financial Institutions Single Premium	$394	$480	(18%)
Retail Single Premium	361	425	(15%)
Education Market	47	50	(6%)
Variable Annuities	11	12	(8%)

Total Annuity Premiums	$813	$967	(16%)

Components of Core Operating Earnings Before Income Taxes

	Three months ended March 31,		Pct. Change
	2015	2014
Revenues:
Net investment income	$292	$275	6%
Other income	24	18	33%

Total revenues	316	293	8%

Costs and Expenses:
Annuity benefits	184	168	10%
Acquisition expenses	34	31	10%
Other expenses	23	21	10%

Total costs and expenses	241	220	10%

Core operating earnings before income taxes	$75	$73	3%

Supplemental Fixed Annuity Information

	Three months ended March 31,		Pct. Change
	2015	2014
Core Operating Earnings Before impact of fair value accounting on FIAs	$92	$88	5%
Impact of Fair Value Accounting	(17)	(15)	nm

Core operating earnings before income taxes	$75	$73	3%

Average Fixed Annuity Reserves*	$23,752	$21,066	13%

Net Interest Spread	2.67%	2.81%
Net Spread Earned Before Impact of Fair Value Accounting*	1.49%	1.58%
Net Spread Earned After Impact of Fair Value Accounting	1.21%	1.30%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2015	2014
Core Operating Earnings before Income Taxes:
P&C insurance segment	$129	$108
Annuity segment	75	73
Run-off long-term care and life	4	(2)
Interest & other corporate expense	(41)	(41)

Core operating earnings before income taxes	167	138
Related income taxes	55	47

Core net operating earnings	$112	$91

b)	Excluding the impact of the loss on the sale of the long term care business that was recorded in the first quarter of 2015, AFG’s effective tax rate was 32%.

c)	Shareholders’ Equity at March 31, 2015 includes $656 million ($7.46 per share) in unrealized after-tax gains on fixed maturities. Shareholder’s Equity at December 31, 2014 includes $604 million ($6.89 per share) in unrealized after-tax gains on fixed maturities and ($2) million ($0.03 per share) of retained earnings appropriated to managed investment entities.

d)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.